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NEWS RELEASE


For More Information:                                     FOR IMMEDIATE RELEASE
Wilfred M. Krenek                                                 June 21, 1996

                  BETTIS CORPORATION TO ACQUIRE PRIME ACTUATOR
                       FOR THIRD ACQUISITION IN ONE MONTH


     WALLER,  TX.....Bettis  Corporation  (Nasdaq/NM-BETT)  has announced it has acquired the stock of Prime Actuator Control Systems, Inc. and Prime Actuator Control Systems, Ltd. from Sooner Pipe & Supply Corporation. Prime, headquartered in Glenrothes, Scotland, manufactures pneumatic and hydraulic valve actuators for energy related applications. In 1995, Prime had revenues of approximately $9,000,000. The purchase of Prime is the third acquisition Bettis has made within the past 30 days. On May 22, it announced it had entered into an agreement to purchase Shafer Valve Company of Mansfield, Ohio. The Company subsequently announced on June 11 it had acquired Dantorque A/S of Esbjerg, Denmark.

     W. Todd Bratton, President of Bettis, stated, "The acquisition of Prime, coupled with the purchase of Shafer and Dantorque, gives us a considerably stronger presence in many of our key global markets. We will be able to offer our customers the broadest product range and the most complete sales/service network of any valve actuator manufacturer in the world." Henry Zarrow, President of Sooner, stated, "Sooner will continue to focus on our global pipe and supply business and, through our Sooner Flow Control Division, will remain a supplier of automated valve products."

     Bettis Corporation manufactures valve actuators and control systems used worldwide for the automation of valves in numerous energy and industrial markets. The Company's headquarters are in Waller, Texas, and it operates manufacturing facilities in Cincinnati, Ohio; Fareham, England; Edmonton, Canada; Villemomble, France and Esbjerg, Denmark. Bettis Corporation common stock is listed in the NASDAQ National Market under the symbol BETT.

     Sooner is headquartered in Tulsa, Oklahoma with subsidiaries in Canada, the United Kingdom and Nigeria and is a worldwide supplier of pipe and oilfield equipment.

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